ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	David Burke / Lee Roth
Ken Chymiak (9l8) 25l-2887	(212) 896-1258 / (212) 896-1209
Dan O’Keefe (9l8) 25l-2887	dburke@kcsa.com / lroth@kcsa.com

ADDVANTAGE TECHNOLOGIES TO PRESENT AT
LD MICRO CONFERENCE

BROKEN ARROW, Oklahoma April 24, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that it will present at the LD MICRO Conference, which will take place Tuesday, April 29 at the Omni Los Angeles Hotel in Los Angeles, California.

Ken Chymiak, President and Chief Executive Officer will provide an overview of the company and financial highlights at 3:00 p.m. PT. In addition, Mr. Chymiak will be available for one-on-one meetings throughout the day. Investors interested in scheduling a meeting with management are asked to contact David Burke at (212) 896-1258 or Lee Roth at (212) 896-1209.

Approximately 250 investors are expected to be in attendance, representing over 100 institutions that focus on and invest in small and micro-cap companies.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat Corporation, ADDvantage Technologies Group of Nebraska, Inc., NCS Industries, Inc., ADDvantage Technologies Group of Missouri, Inc., ADDvantage Technologies Group of Texas, Tulsat-Atlanta, LLC, Jones Broadband International, Inc. and Tulsat-Pennsylvania LLC. For more information, please visit the corporate web site at www.addvantagetech.com.